Exhibit 99.1

PRESS RELEASE

INX Announces Update on 4th Quarter Business Trends and Status of the Revenue Accounting Project

Dallas--(BUSINESS WIRE)--INX Inc. (NASDAQ: INXI) (the “Company”; or “INX”) today provided an update on certain financial information for its fourth quarter ended December 31, 2010, recent business conditions and the status of completing the restatement of previously issued financial statements and becoming current on its SEC filings (the "Accounting Project").

BUSINESS UPDATE:

Since the Company is unable to provide operating results for the quarter and year ended December 31, 2010, until it completes the Accounting Project, in an effort to provide investors with as much meaningful information as is possible, the Company is providing the information below.  The information provided herein is limited to that which the Company does not expect to be impacted by any adjustments related to correcting its accounting for revenue recognition.  Note that “bookings” as used herein represent the dollar amount of credit approved customer orders for products, and “billings” as used herein represent invoicing of customers at contract amount for products and services, neither of which is the same as “revenue” determined in accordance with Generally Accepted Accounting Principles. “Bookings” and "billings" provide an indication of near-term customer demand as well as an indication of product availability from our suppliers.

For the Company's fourth quarter ended December 31, 2010 (unaudited):

•	Product bookings decreased by approximately 2% sequentially compared to the third quarter ended September 30, 2010, and increased by approximately 18% compared to the prior year quarter.
•	Product billings decreased by approximately 19% on a sequential basis compared to the third quarter, and increased by approximately 11% compared to the prior year period.
•	Services billings increased by approximately 9% compared to the third quarter, and increased by approximately 34% compared to the prior year period.

As of December 31, 2010 (unaudited):

•	Cash and cash equivalents is expected to be approximately $12.1 million, compared to approximately $11.5 million at September 30, 2010 and approximately $13.2 million at December 31, 2009.
•	Short-term debt is expected to be approximately $186,000 compared to approximately $184,000 at September 30, 2010 and approximately $209,000 at December 31, 2009.
•	Long-term debt is expected to be approximately $66,000 compared to approximately $90,000 at September 30, 2010 and approximately $209,000 at December 31, 2009.

Commenting on the trends in the Company's business, Mark Hilz, the Company's President and CEO, said "Fourth quarter customer demand was slightly better than anticipated. The economic outlook continues to improve and our customers are feeling better about making investments in their IT infrastructure.  As expected, product billings decreased in the fourth quarter compared to the third quarter.  Product bookings for the fourth quarter were slightly above our expectations. Our services billings continued to improve and we have recovered from the loss of a large federal contract in 2009.  We currently expect that first quarter product bookings will be in a range of approximately minus 2% to plus 9% compared to the fourth quarter, which would represent a year-over-year increase of approximately 8% to 21%.

STATUS OF THE ACCOUNTING PROJECT

On March 26, 2010, the Company announced that it was delaying its fourth quarter earnings release (for the year ended December 31, 2009) and that it would not file its Form 10-K by its due date in order to allow the Company additional time for the reexamination of its revenue recognition under Accounting Standards Codification (ASC) 605-25, previously referred to as Emerging Issues Task Force ("EITF") No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables”.

On June 21, 2010, after conducting a reexamination of its past revenue accounting, the Company announced that the audit committee of its board of directors, upon the recommendation of management, had determined that its previously issued financial statements for the year ended December 31, 2008 and for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, should no longer be relied upon due to several types of revenue recognition errors.  This conclusion was reached as a result of the reexamination referred to above.

Over the course of the several months following the June 21, 2010 announcement, the Company determined that correctly accounting for revenue would require a detailed review of far more customer contracts than had been previously anticipated, and that the effort, time and expense related to performing these contract reviews and implementing required process and systems changes would be more substantial than it had previously expected.

In October 2010 the Company announced that it had begun applying significantly more resources on the Accounting Project.  The scope of the project required reviewing thousands of customer contracts, for which work has been substantially completed, and the implementation of new software systems to perform the complex multi-step processes required to properly account for multiple contracts negotiated together as a single arrangement, allocate revenue between the various deliverables within the arrangement, and apply the related timing rules for deferral of revenue under certain circumstances..

Through December 31, 2010, the Company estimates that it has incurred approximately $4 million of expenses directly related to the Accounting Project.

While the NASDAQ has granted an extension through April 11, 2011 to become compliant with Nasdaq continued listing rules, it is the Company's goal to complete the Accounting Project and file all required financial statement filings necessary to become current on its required financial statement filings no later than March 31, 2011.  However, there can be no assurance that the Company will be able to achieve its goal.

At this time the Company anticipates that it will incur approximately $2.5 million of additional expenses in the first quarter ending March 31, 2011 directly related to the Accounting Project.

Commenting on the Accounting Project, James Long, the Company’s Executive Chairman, said "We have made substantial progress on this project since providing our last update in October.  After making substantial changes to our approach and the resources on the project, we are in the final stages of reviewing and analyzing the results of our contract reviews and testing new software systems required to properly account for revenue recognition. The non-revenue audit field work is substantially complete and our auditors are concurrently performing revenue-related audit work while we complete our internal revenue recognition review and systems testing.  We are hopeful that we will be able to achieve our goal of becoming current with our SEC filings by March 31, 2011.”

Philip Rydzewski, the Company's Chief Financial Officer, added "Since joining INX at the end of December I have been devoting substantially all of my efforts to driving this project to completion.  We are moving forward very aggressively to meet our goal of a March 31st completion date."

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “pointing towards,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. The financial information contained in this press release is preliminary and subject to change until the Company files its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010, and September 30, 2010 with the Securities and Exchange Commission.  All numbers set forth in this press release are unaudited.

Actual results could differ materially from the forward-looking statements contained herein due to numerous factors, including:

•	Events that occur or adjustments made after the date of this announcement.
•	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems products and services.
•	Unexpected customer contract cancellations.
•	Currently unforeseen events that cause the contract reviews required to complete the Accounting Project to take longer than currently anticipated.

•
Currently unforeseen events that otherwise cause further delays in the Company's ability to publish its financial results within the time period indicated herein, or provide an accurate estimate of the time and/or additional cost required to publish its financial results.

•	Credit and financial market conditions that could impact customers' ability to finance purchases.
•
Continuation of the Company’s credit facility with its primary financier, which credit facility the Company uses to finance the purchases of the majority of the products that it sells to its customers.

•	Catastrophic events.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All information in this press release is as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire lifecycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.INXI.com.

CONTACT:

INX Inc.
Philip Rydzewski
Chief Financial Officer
469-549-3816